EXHIBIT 22

                PARENTS AND SUBSIDIARIES AS OF DECEMBER 31, 1994

     The registrant is the direct parent corporation of the following Minnesota corporations, the majority of which also operate specialty retail chain stores; Smart Step H.C., Inc.; Meldisco H.C., Inc.; CVS H.C., Inc.; Bob's H.C., Inc., Rosedale Wilsons, Inc.; Rosedale This End Up, Inc.; Rosedale Open Country, Inc.; Bloomington, MN., L.T., Inc.; Apache-Minnesota Thom McAn, Inc.; Southdale Kay-Bee Toy, Inc., Marshalls of Roseville, MINN., Inc., Melville Foreign, Inc., Melville Mexico H.C., Inc. and Melville Altmex H.C., Inc.

     Marshalls of Roseville, MINN., Inc. is the parent corporation of Marshalls of Richfield, MN., Inc., which is the parent corporation of 535 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States selling primarily apparel for men, women and children.

     Southdale Kay-Bee Toy, Inc. is the parent corporation of Mall of America Kay-Bee Toy, Inc., which is the parent corporation of 680 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States or Puerto Rico, selling primarily toys, games and hobby products.

     Rosedale Wilsons, Inc. is the parent corporation of River Hills Wilsons, Inc., which is the parent corporation of 449 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States, selling primarily leather and suede apparel and accessories.

     Melville Foreign, Inc. is the parent corporation of Melville (UK) Holdings, a United Kingdom company which is the parent corporation of 2 United Kingdom subsidiaries which were formed to operate speciality retail stores in the United Kingdom, selling primarily leather and suede apparel and accessories.

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     Bloomington, MN., L.T., Inc. is the parent corporation of Rockford L.T.,
Inc., which is the parent corporation of 283 subsidiaries, all of which were formed to operate specialty retail stores, all located in the United States, selling quality brand name linens, towels, bath and other household items.

     Rosedale This End Up, Inc., is the parent corporation of Jefferson Yorktown This End Up, Inc., which is the parent corporation of 183 subsidiaries, the majority of which were formed to operate specialty retail stores, located in the United States or Canada selling a line of casual furniture.

     CVS H.C., Inc., is the parent corporation of Nashua Hollis CVS, Inc., which is the parent corporation of 1,205 subsidiaries, all of which were formed to operate specialty retail stores located in the United States, selling prescription drugs, health and beauty care products.

     Rosedale Open Country, Inc., is the parent corporation of Mall of America Fan Club, Inc., which is the parent corporation of 304 subsidiaries all of which were formed to operate specialty retail stores located in the United States selling brand name athletic footwear and related apparel for men, women and children.

     Apache-Minnesota Thom McAn, Inc., is the parent corporation of Pheasant Thom McAn, Inc., which is the parent corporation of 728 subsidiaries all of which were formed to operate specialty retail stores located in the United States, Puerto Rico or the U.S. Virgin Islands selling men's and women's footwear.

     Meldisco H.C., Inc. is the parent corporation of Miles Shoes Meldisco Lakewood, Colorado, Inc., which is the parent corporation (owning 51% of the capital stock, except for 1,020 subsidiaries in which it owns 100% of all of the

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capital stock) of 3,455 subsidiaries all of which were formed to operate leased footwear departments in Kmart or Pay Less Drug Stores all located in the United States, Puerto Rico or the Czech Republic or Slovakia.

     Melville Mexico H.C., Inc. and Melville Altmex H.C., Inc., are the direct or indirect parent corporations of four Mexican subsidiaries formed in connection with the operation of leased footwear departments in Kmart Stores located in Mexico.

     Melville Corporation Singapore Pte. Ltd., a Singapore corporation, is the parent corporation of Singapore subsidiaries formed to operate 2 leased footwear departments in Kmart Stores located in Singapore.

     Bob's H.C., Inc., is the parent corporation of Amherst MRC, Inc., which is the parent corporation of 34 subsidiaries which were formed to operate specialty retail stores located in the United States, selling casual clothing and footwear for the entire family.

     The registrant is also the direct parent corporation of Footaction, Inc., a Texas corporation, CVS, Inc., a Rhode Island corporation and Pharmacare Management Services, Inc., a Delaware corporation and the indirect parent corporation of Marshall's, Inc., a Massachusetts corporation, Kay-Bee Toy & Hobby Shops, Inc., a Massachusetts corporation, Wilsons House of Suede, Inc., a California corporation, Linens 'n Things, Inc., a New Jersey corporation, T.E.U., Incorporated, a Virginia corporation, This End Up, Inc., a Virginia corporation, This End Up Furniture Company, a North Carolina corporation, T.E.U. Transportation, Inc., a Virginia corporation, Bob's Inc., a Connecticut corporation, Peoples Drug Stores, Incorporated, a Maryland corporation, CW Kay-Bee, Inc., a New York corporation and K & K Kay-Bee, Inc., a Virginia corporation, all of which are included in the consolidated financial statements of the registrant.

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     Several of the subsidiaries referred to in this Exhibit have not yet opened their stores for business, and several no longer operate any stores. All of the subsidiaries referred to herein are included in the consolidated financial statements of the registrant.

     The names of other subsidiaries are omitted as, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.


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